Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Kathy Vincent

(310) 403-8951

kathy@kathyvincent.com

Avalanche Biotechnologies, Inc., Appoints Industry Leader Roman G. Rubio, M.D., as Senior Vice President and Head of Translational Medicine

MENLO PARK, Calif., September 23, 2014 – Avalanche Biotechnologies, Inc. (Nasdaq: AAVL), a clinical-stage biotechnology company focused on discovering and developing novel gene therapies to transform the lives of patients with sight-threatening ophthalmic diseases, today announced the appointment of Roman G. Rubio, M.D., as Senior Vice President and Head of Translational Medicine. Dr. Rubio will lead Avalanche’s translational medicine programs through early phase clinical development, including advancing the Company’s pipeline of novel drug candidates generated from the Ocular BioFactoryTM platform. Dr. Rubio will report to Thomas W. Chalberg, Jr., Ph.D., Avalanche’s founder and Chief Executive Officer.

“We are very excited about the addition of Dr. Rubio to our leadership team,” said Dr. Chalberg. “Dr. Rubio brings an impressive array of experience in building and sustaining one of the world’s leading clinical development organizations in ophthalmology. With his exceptional background and expertise, Dr. Rubio will play a critical role in helping Avalanche advance its mission of developing medicines to help save the sight of people suffering from blinding diseases.”

Prior to joining Avalanche, Dr. Rubio spent more than 11 years at Genentech, Inc., a member of the Roche Group, most recently serving as Global Head of Ophthalmology. In this role, he was responsible for leading clinical development and overseeing medical affairs for the Lucentis® and lampalizumab programs. Prior to this position, Dr. Rubio served in numerous leadership positions with increasing responsibilities in Genentech’s Immunology, Infectious Diseases & Ophthalmology business unit including Group Director, Global Development Team Leader, Clinical Team Leader and Medical Director.

Dr. Rubio received his M.D. from the University of California, San Francisco, a Masters of Business Administration from The Wharton School, University of Pennsylvania, an M.S. from the University of California, Berkeley, and a B.S. in Biological Sciences from the University of Notre Dame. Dr. Rubio trained as a resident in Stanford’s Family Medicine Program at the San Jose Medical Center.

About Avalanche Biotechnologies, Inc.

Founded in 2006, Avalanche Biotechnologies, Inc. is a clinical-stage biotechnology company focused on discovering and developing novel gene therapies to transform the lives of patients with sight-threatening ophthalmic diseases. Avalanche’s lead product, AVA-101, is currently under development in a Phase 2a trial for wet age-related macular degeneration. Avalanche’s Ocular BioFactoryTM platform technology is a proprietary adeno-associated virus (AAV)-based gene therapy discovery and development technology optimized for ophthalmology that utilizes a directed evolution approach to generate novel drug candidates. The company is headquartered in Menlo Park, California. For more information please visit www.avalanchebiotech.com.

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